EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this "Agreement") executed and effective the 1st day of March 2009 (the "Effective Date"), by and between DYNATRONICS CORPORATION, a Utah corporation having its principal place of business in Salt Lake City, Utah (the "Company"), and KELVYN H. CULLIMORE, JR., a resident of Utah (the “Executive”).

R E C I T A L S:

A.              The Company desires to retain the services of the Executive, presently a shareholder, officer and director of the Company, and the Executive desires to render such services, upon the terms and conditions contained herein.

B.               The Compensation Committee of the Board of Directors of the Company (the "Board" or “Board of Directors”), by appropriate resolutions, authorized the employment of the Executive as provided for in this Agreement.  Reference to the “Compensation Committee” in this Agreement shall mean the Compensation Committee of the Board as the same may from time to time be constituted or, if such committee shall for any reason cease to function then the Board or any other committee of the Board filling the role of the Compensation Committee.

C.               The Parties acknowledge that this Agreement is intended as an interim arrangement. The Parties intend to negotiate and enter into a long-term agreement for Executive’s continuing employment to be effective on or before January 1, 2010.

A G R E E M E N T:

NOW, THEREFORE, in consideration of the covenants contained herein, the above recitals and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
DUTIES

1.01           Duties.  The Company hereby employs the Executive, and the Executive hereby accepts employment, as the Company's President and Chief Executive Officer (“CEO”) upon the terms and conditions contained herein. The Executive will exercise the authority and assume the responsibilities: (i) specified in the Company's Bylaws; (ii) of a President and CEO of a corporation of the size and nature of the Company; and (iii) prescribed by the Board from time to time, with the current description set forth in Exhibit A, attached hereto and by reference made a part hereof. During the Contract Term of this Agreement, the Board shall continue to nominate Executive for re-election to the Board of Directors of the Company.  The Board shall use its reasonable best efforts to cause the Executive to remain as Chairman of the Board of Directors during the entire Contract Term as defined under Article II. Executive shall not receive compensation for his service as a director or as Chairman of the Board except as provided by this Agreement.

1.02           Other Business.  During the Contract Term, and excluding any periods of vacation, sick leave or disability to which the Executive is entitled, the Executive agrees to devote his full attention and time to the business and affairs of the Company and, to the extent necessary to discharge the duties assigned to him hereunder, to use his best efforts to perform faithfully and efficiently such duties. Notwithstanding the foregoing, but subject to (i) the advance approval of the Board of Directors, and (ii) the provisions of Article VI hereof, the Executive shall be entitled to serve on the board of directors of up to two (2) public companies other than the Company and a reasonable number of privately held companies including companies operated or controlled by the Executive or a relative or family member of the Executive.  It is also acknowledged that Executive serves as Mayor of the City of Cottonwood Heights, Utah, and it is agreed that he may continue to serve in that position during the Contract Term, provided, however, that his duties and responsibilities of that office shall not conflict with or detract from the time and attention required of Executive by this Agreement beyond the current practice as of the Effective Date.

ARTICLE II
TERM OF AGREEMENT

The initial term of this Agreement shall commence on the Effective Date and shall terminate at 11:59 p.m. Mountain Standard Time on December 31, 2009 (the "Initial Contract Term") unless sooner terminated hereunder.  Thereafter, the term of this Agreement shall be automatically renewed for successive one-year terms (each a “Renewal Contract Term”) without action by either party; provided, however, that either party may terminate its obligations hereunder at the end of any Renewal Contract Term by giving the other party written notice of termination at least 60 days and no more than 180 days before the end of said Renewal Contract Term.  The Initial Contract Term and any Renewal Contract Terms are hereinafter collectively referred to as the “Contract Term.”

ARTICLE III
COMPENSATION

During the Contract Term, the Company shall pay, or cause to be paid to the Executive in cash in accordance with the normal payroll practices of the Company for senior executive officers (including deductions, withholdings and collections as required by law), the following:

3.01           Annual Base Salary.  At the Effective Date, Executive’s annual base salary ("Annual Base Salary") is equal to One Hundred and Sixty Six Thousand Two Hundred Fifty Dollars ($166,250).  During the Contract Term, the Compensation Committee will set Executive’s salary in the Compensation Committee’s sole discretion.  Notwithstanding the foregoing, in the event of a Change of Control (as defined in Article V, below), Executive’s Annual Base Salary shall be increased annually on July 1 of each remaining year in the Contract Term at an amount equal to the greater of five percent (5%) of the Annual Base Salary in the preceding year or an amount determined by the Compensation Committee.

3.02           Quarterly Bonus. A cash bonus (the “Quarterly Bonus”) shall be paid quarterly to Executive in an amount determined by the Compensation Committee based on and from the Pre-Tax Operating Profits of the Company.  For purposes of this Agreement, “Pre-Tax Operating Profits” shall mean the income of the Company before taxes and shall exclude extraordinary items such as the gain on the sale of assets or the recognition of gains or losses not associated with operations. For purposes of this Agreement, the Compensation Committee shall have sole discretion in determining whether an amount in question shall be included in calculating operating profit.  Notwithstanding anything set forth above, the Compensation Committee may make adjustments in its absolute discretion to the structure of the Quarterly Bonus program from time to time and such adjustments shall be binding upon Executive.  The Committee and Executive may mutually agree to suspend or delay payments of the Quarterly Bonus from time to time if they deem it to be in the best interests of the Company to do so.  At the Effective Date, the Quarterly Bonus payable to Executive shall be an amount equal to four percent (4%) of Pre-Tax Operating Profits.  Bonuses under this Section 3.02 shall be calculated and paid to Executive within 45 days from the end of each fiscal quarter except for the quarter ending June 30, for which any accrued bonus shall be paid within 60 days.  Notwithstanding the foregoing, in the event of a Change in Control (as defined in Article V, below), the Quarterly Bonus will be an amount equal to four percent (or such greater amount as the Compensation Committee may determine) of the Company’s Pre-Tax Operating Profits, prior to payment of any other bonuses based on Pre-Tax Operating Profits.

ARTICLE IV
OTHER BENEFITS

4.01           Incentive Savings and Retirement Plans. The Executive shall be entitled to participate, during the Contract Term, in all incentive (including annual and long-term incentive) savings and retirement plans, practices, policies and programs generally available to other senior executives of the Company.

4.02           Welfare Benefits. Immediately upon the Effective Date and throughout the Contract Term, the Executive and/or the Executive's family, as the case may be, shall be entitled to participate in, and shall receive all benefits under, all welfare benefit plans, practices, policies and programs generally provided by the Company (including without limitation, medical, prescription, dental, disability, employee life, group life, dependent life, accidental death and travel accident insurance plans and programs) at a level that is equal to other senior executives of the Company.

4.03           Fringe Benefits.  Immediately upon the Effective Date and throughout the Contract Term, the Executive shall be entitled to participate in all fringe benefit programs generally provided by the Company to its senior executives.  As of the Effective Date, those fringe benefits include (i) use of a luxury class Company vehicle or a corresponding automobile allowance, including the payment of gas, oil, maintenance and insurance in connection with such vehicle or allowance, as the case may be, (ii) life insurance benefit with a minimum face value of $100,000, with premiums paid by the Company, (iii) additional disability insurance benefits paid by the Company at levels not less than currently provided by group and individual policies in effect as of the Effective Date, and (iv) a term life insurance policy in the face amount of $750,000 with Executive as owner of the policy and beneficiaries as designated by Executive.  Executive acknowledges that the payment of benefits under this Section 4.03 may be subject in part or full to withholding and payment of income and other taxes for which Executive shall be responsible.

4.04           Expenses.  During the Contract Term, the Executive shall be entitled to receive prompt reimbursement for all reasonable employment-related expenses which are incurred by the Executive.  The Executive shall be reimbursed upon the Company's receipt of accountings in accordance with practices, policies and procedures applicable to senior executives of the Company.

4.05           Office and Support Staff.  During the Contract Term, the Executive shall be entitled to an office, furnishings, and other appointments, commensurate with the position occupied by Executive, all of which shall be adequate for the performance of the Executive's duties.  Executive may hire staff to assist Executive in his duties.

4.06           Vacation.  The Executive shall be entitled to up to five (5) weeks paid vacation per calendar year commencing with the Effective Date. Such paid vacation days shall accrue without cancellation, expiration or forfeiture, subject however to the policy of the Company that no vacation days may be carried over from any prior year.

4.07           Stock Options.  Executive holds fully-vested options (the “Options”) to purchase 30,000 shares of the Company's common stock par value $.001 per share (the “Common Stock”) at $1.42 per share with an expiration date of November 22, 2015 and 40,000 shares of Common Stock at $1.72 per share with an expiration date of May 24, 2015. Subject to (i) the terms of the Company’s 1992 Amended and Restated Stock Option Plan, (ii) the terms of the Company’s 2005 Equity Incentive Plan or any successor plan thereto (the “Stock Plans”) and (ii) Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), the Options shall be deemed qualified Incentive Stock Options under Section 422 of the Code.

ARTICLE V
CHANGE OF CONTROL

5.01           Definitions. The following terms shall have the meaning set forth below:

(a)        The term “Company Acquisition” shall mean an acquisition of another corporation, limited liability company, limited partnership, partnership or similar entity by the Company by any means, including, without limitation, by means of a merger, acquisition of assets or acquisition of ownership interests.

(b)        The term "Continuing Directors" shall mean those members of the Board at any relevant time (i) who were directors on the Effective Date or (ii) who subsequently were approved for nomination, election or appointment to the Board by at least two-thirds of the Continuing Directors on the Board at the time of such approval (the directors described in subsection (ii) are referred to herein as the "Approved Directors").  “Approved Directors” shall not include those appointed to the Board as a term of a negotiated merger or acquisition or similar Change in Control transaction.

(c)        The term “Change in Control” shall mean a change in control of beneficial ownership of the Company's voting securities of a nature that would be required to be reported pursuant to Item 6(e) of Schedule 14A of Regulation 14A under the Securities Exchange Act of 1934, as amended (the "Exchange Act") or any similar item on a successor or revised form; provided, however, that a Change in Control shall be deemed to have occurred when:

(i)           Any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities representing fifty percent (50%) or more of the combined voting power of the Company's then outstanding voting securities; or

(ii)           During any period of three (3) consecutive years, the individuals who at the beginning of such period constituted the Board, together with any Approved Directors elected during such period, cease for any reason to constitute at least a majority of the Board; or

(iii)           The shareholders of the Company approve an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets.

(d)        The term "Good Reason,” in connection with the termination by the Executive of his employment with the Company subsequent to a Change in Control or Company Acquisition, shall mean:

(i)           A diminution in the responsibilities, title or office of the Executive such that he does not serve as President and CEO of the Company (which diminution was not for Cause (as defined below) or the result of the Executive's disability), or the assignment (without the Executive's express written consent) by the Company to the Executive of any significant duties that are inconsistent with the Executive's position, duties, responsibilities and status as President of the Company;

(ii)           The Company's transfer or assignment of the Executive, without the Executive's prior express written consent, to any location other than the Company's principal place of business in Salt Lake County, Utah, except for required travel on Company business to an extent that does not constitute a substantial abrupt departure from the Executive's normal business travel obligations;

(iii)           The failure by the Company to continue in effect any material benefit or compensation plan, life insurance plan, health and medical benefit plan, disability plan or any other benefit plan in which the Executive is a participant, or the taking of any action by the Company that would adversely affect the Executive's right to participate in, or materially reduce the Executive's benefits under, any of such plans or benefits, or deprive the Executive of any material fringe benefit enjoyed by the Executive (except where such failure to continue in effect or taking of such action  affects all senior executives of the Company who participate in the applicable plan or receive the applicable benefits); or

(iv)           The removal of the Executive from the Board of Directors or the failure of the Board to nominate him for re-election as a director of the Company (except if such decision not to serve was made voluntarily by the Executive) at any time from his initial election to the Board through the end of the Contract Term.

(e)        The terms "Parachute Payments" and "Excess Parachute Payments" shall each have the meanings attributed to them under Section 280G of the Internal Revenue Code, or any successor section, and any regulations which may be promulgated in connection with said section.

5.02           Bonus Payment.  In the event of a Change in Control resulting from the sale of the Company to a third party pursuant to a resolution of the Board of Directors in which the Directors of the Company determine that such a transaction is in the interests of the Company’s shareholders, Executive shall be paid within thirty (30) days of the closing of such event a bonus of $200,000 for his efforts in facilitating the transaction resulting in the Change in Control.  In the event of a sale of a substantial portion of the business that does not result in a Change in Control, Executive shall nevertheless be paid a bonus of $100,000.  If a Change in Control described in this Section 5.02 is effected within six months of termination of Executive without Cause as provided in paragraph 7.03, Executive will be entitled to this bonus payment within thirty (30) days of the closing of such Change in Control transaction.

5.03           Severance Payments.  During the Contract Term, if (a) within six (6) months after a Change in Control occurs the Executive voluntarily terminates his employment with the Company or (b) within twelve (12) months after a Change in Control or a Company Acquisition occurs, the Executive's employment is terminated either (1) by the Company for any reason other than (A) for Cause (as defined below), (B) as a result of the Executive's death or disability, or (C) as a result of the Executive's retirement in accordance with the Company's general retirement policies, or (2) by the Executive for Good Reason, then:

(i)           the Executive shall be paid an amount in cash equal to (x) one and one-half times (1.5x) the Annual Base Salary in effect at the time of such termination and (y) one and one-half times (1.5x) the average Quarterly Bonus paid by annually the Company to Executive over the previous three (3) complete fiscal years; 50% of such amount to be paid within thirty (30) days after such termination and the balance to be paid ratably over the subsequent six (6) months.

(ii)           The Company shall maintain in full force and effect for eighteen (18) months after termination, all employee health and medical benefit plans and programs including, without limitation, the Executive’s 401(k) Plan, in which the Executive, his family, or both, were participants immediately prior to termination; provided that such continued participation is possible under the general terms and provisions of such plans and programs; provided, however, that if the Executive becomes eligible to participate in a health and medical benefit plan or program of another employer which confers substantially similar benefits, the Executive shall cease to receive benefits under this subparagraph in respect of such plan or program;

(iii)           all of the Options and other stock options, warrants and other similar rights granted by the Company to the Executive, if any, shall immediately and entirely vest and shall be immediately delivered to the Executive without restriction or limitation of any kind (except for normal transfer restrictions);

(iv)           the Company shall transfer to the Executive title, free and clear of all encumbrances, to either (i) the Company-owned vehicle used by the Executive at the time the Executive’s employment with the Company terminates (the “Company Vehicle”), or (ii) a vehicle of substantially similar market value as the market value of the Company Vehicle at the time Executive’s employment with the Company terminates.

Any obligation owed or amount payable pursuant to this Section 5.03 together with any compensation pursuant to Article III that is payable for services rendered through the effective date of termination, shall constitute the sole obligation of the Company payable with respect to the termination of the Executive.  Notwithstanding any other provision of this Agreement, all payments required to be made under this Section 5.03 shall be made no later than 2 ½ months after the end of the Company’s or the Executive’s tax year (whichever is earlier) following the date of termination of Executive.

5.04           Parachute Payment Limitation.  Notwithstanding any other provision of this Agreement, if the severance payments under Section 5.03 of this Agreement, together with any other Parachute Payments made by the Company to the Executive, if any, are characterized as Excess Parachute Payments, then the following rules shall apply:

(a)        The Company shall compute the net value to the Executive of all such severance payments after reduction for the excise taxes imposed by Section 4999, of the Code and for any normal income taxes that would be imposed on the Executive if such severance payments constituted the Executive's sole taxable income;

(b)        The Company shall next compute the maximum amount of severance payments that can be provided without any such payments being characterized as Excess Parachute Payments, and reduce the result by the amount of any normal income taxes that would be imposed on the Executive if such reduced severance benefits constituted the Executive's sole taxable income;

(c)        If the amount derived in Section 5.04(a) is greater than the amount derived in Section 5.04(b), then the Company shall pay the Executive the full amount of severance payments without reduction. If the amount derived in Section 5.04(a) is not greater than the amount derived in Section 5.04(b), then the Company shall pay the Executive the maximum amount of severance payments that can be provided without any such payments being characterized as Excess Parachute Payments.

5.05           No Mitigation. The Executive shall not be required to mitigate the amount of any payment provided for in Section 5.03 by seeking other employment or otherwise, nor shall the amount of any payment provided for in Section 5.03 be reduced by any compensation earned by the Executive as a result of employment by another company, self-employment or otherwise.

ARTICLE VI
RESTRICTIVE COVENANTS

6.01           Trade Secrets. Confidential and Proprietary Business Information.

(a)        The Company has advised the Executive and the Executive has acknowledged that it is the policy of the Company to maintain as secret and confidential all Protected Information (as defined below), and that Protected Information has been and will be developed at substantial cost and effort to the Company. "Protected Information" means trade secrets, confidential and proprietary business information of the Company, any information of the Company other than information which has entered the public domain (unless such information entered the public domain through effects of or on account of the Executive), and all valuable and unique information and techniques acquired, developed or used by the Company relating to its business, operations, employees, customers and suppliers, which give the Company a competitive advantage over those who do not know the information and techniques and which are protected by the Company from unauthorized disclosure, including but not limited to, customer lists (including potential customers), sources of supply, processes, plans, materials, pricing information, internal memoranda, marketing plans, internal policies, and products and services which may be developed from time to time by the Company and its agent or employees.

(b)        The Executive acknowledges that the Executive will acquire Protected Information with respect to the Company and its successors in interest, which information is a valuable, special and unique asset of the Company's business and operations and that disclosure of such Protected Information would cause irreparable damage to the Company.

(c)        During the Contract Term and for a period of two (2) years following termination of employment by the Company, the Executive shall not, directly or indirectly, divulge, furnish or make accessible to any person, firm, corporation, association or other entity (otherwise than as may be required in the regular course of the Executive's employment) nor use in any manner, any Protected Information, or cause any such information of the Company to enter the public domain.

6.02           Non-Competition

(a)        The Executive agrees that the Executive shall not during the Executive's employment with the Company, and, for a period of two (2) years after the termination of his employment, directly or indirectly, in any capacity, engage or participate in, or become employed by or render advisory or consulting or other services in connection with any Prohibited Business as defined in Section 6.02(c).

(b)        The Executive agrees that he shall not during his employment with the Company, and, for a period of two (2) years after the termination of his employment, make any financial investment, whether in the form of equity or debt, or own any interest, directly or indirectly, in any Prohibited Business. Nothing in this Section 6.02(b) shall, however, restrict the Executive from making any investment in any company whose stock is listed on a national securities exchange; provided that (i) such investment does not give the Executive the right or ability to control or influence the policy decisions of any Prohibited Business, and (ii) such investment does not create a conflict of interest between the Executive's duties hereunder and the Executive's interest in such investment.

(c)        For purposes of this Section 6.02, "Prohibited Business" shall be defined as any business and any branch, office or operation thereof, which is a competitor of the Company or which has established or seeks to establish contact, in whatever form (including, but not limited to solicitation of sales, or the receipt or submission of bids), with any entity who is at any time a client, customer or supplier of the Company (including but not limited to all subdivisions of the federal government.)

6.03           Non-Solicitation.  From the date hereof until two (2) years after the Executive's termination of employment with the Company, the Executive shall not, directly or indirectly (a) encourage any employee, distributor or supplier of the Company or its successors in interest to leave his or her employment or association with the Company or its successors in interest, (b) employ, hire, solicit or cause to be employed, hired or solicited (other than by the Company or its successors in interest), or encourage others to employ or hire any person who within two (2) years prior thereto was employed by the Company or its successors in interest, or (c) establish a business with, or encourage others to establish a business with, any person who within two (2) years prior thereto was an employee, distributor or supplier of the Company or its successors in interest.

6.04           Survival of Undertakings and Injunctive Relief.

(a)        The provisions of Sections 6.01, 6.02 and 6.03 shall survive the termination of the Executive's employment with the Company regardless of the reasons therefor.

(b)        The Executive acknowledges and agrees that the restrictions imposed upon the Executive by Sections 6.01, 6.02 and 6.03 and the purpose of such restrictions are reasonable and are designed to protect the Protected Information and the continued success of the Company without unduly restricting the Executive's future employment by others. Furthermore, the Executive acknowledges that, in view of the Protected Information which the Executive has or will acquire or has or will have access to and in view of the necessity of the restrictions contained in Sections 6.01, 6.02 and 6.03, any violation of any provision of Sections 6.01, 6.02 and 6.03 hereof would cause irreparable injury to the Company and its successors in interest with respect to the resulting disruption in their operations. By reason of the foregoing the Executive consents and agrees that if the Executive violates any of the provisions of Sections 6.01, 6.02 or 6.03 of this Agreement, the Company and its successors in interest as the case may be, shall be entitled, in addition to any other remedies that they may have, including money damages, to an injunction to be issued by a court of competent jurisdiction, restraining the Executive from committing or continuing any violation of such Sections of this Agreement.

In the event of any such violation of Sections 6.01, 6.02 or 6.03 of this Agreement, the Executive further agrees that the time periods set forth in such Sections shall be extended by the period of such violation.

ARTICLE VII
TERMINATION

7.01           Termination of Employment. The Executive's employment may be terminated (i) at any time during the Contract Term by mutual agreement of the parties, (ii) at the end of any Renewal Contract Term if written notice of non-renewal is given by either party to the other at least sixty (60) and not more than one hundred and eighty (180) days prior to the end of said Renewal Contract Term or (iii) as otherwise provided in this Article.

7.02           Termination for Cause. The Company may terminate the Executive's employment for Cause by giving the Executive seven (7) days prior written notice of such termination.  For purposes of this Agreement, "Cause" for termination shall mean

(i)           the willful failure or refusal to carry out the reasonable directions of the Board, which directions are consistent with the Executive's duties as set forth under this Agreement but which directions the Executive has failed to follow or implement within thirty (30) days after written notice of such failure, other than a failure resulting from the Executive's complete or partial incapacity due to physical or mental illness or impairment;

(ii)           a conviction for a violation of a state or federal criminal law involving the commission of a felony;

(iii)           a willful act by the Executive that constitutes gross negligence in the performance of the Executive's duties under this Agreement and which materially injures the Company. No act, or failure to act, by the Executive shall be considered "willful" unless committed without good faith and without a reasonable belief that the act or omission was in the Company's best interest;

(iv)           a material breach by the Executive of the terms of this Agreement, which breach has not been cured by the Executive within fifteen (15) days of written notice of said breach by the Company;

(v)           repeated unethical business practices by the Executive in connection with the Company’s business, which unethical business practices continue after fifteen (15) days after written notice thereof by the Company;

(vi)           habitual use of alcohol or drugs by the Executive; or

(vii)           violation of the Company’s Code of Ethics or similar code of business conduct adopted by the Company for its executive officers.

Upon termination for Cause, the Executive shall not be entitled to payment of any compensation other than salary and benefits under this Agreement earned up to the date of such termination and any stock options, warrants or similar rights which have vested at the date of such termination.

7.03           Termination Without Cause.  Should the Executive's employment be terminated for a reason other than as specifically set forth in Sections 7.01 and 7.02 or Article V above the Company shall pay and/or provide to the Executive each of the benefits and payments provided in Sections  5.02 and 5.03 (i)-(iv).

ARTICLE VIII
MISCELLANEOUS

8.1             Assignment, Successors.  This Agreement may not be assigned by either party hereto without the prior written consent of the other party. This Agreement shall be binding upon and inure to the benefit of the Executive and the Executive's estate and the Company and any assignee of or successor to the Company.

8.2             Nonalienation of Benefits.  Benefits payable under this Agreement shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution or levy of any kind, either voluntary or involuntary, prior to actually being received by the Executive, and any such attempt to dispose of any right to benefits payable hereunder shall be void.

8.3             Severability.  If all or any part of this Agreement is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not serve to invalidate any portion of this Agreement not declared to be unlawful or invalid. Any paragraph or part of a paragraph so declared to be unlawful or invalid shall, if possible, be construed in a manner which will give effect to the terms of such paragraph or part of a paragraph to the fullest extent possible while remaining lawful and valid.

8.4             Amendment and Waiver.  This Agreement shall not be altered, amended or modified except by written instrument executed by the Company and the Executive. A waiver of any term, covenant, agreement or condition contained in this Agreement shall not be deemed a waiver of any other term, covenant, agreement or condition and any waiver of any other term, covenant, agreement or condition, and any waiver of any default in any such term, covenant, agreement or condition shall not be deemed a waiver of any later default thereof or of any other term, covenant, agreement or condition.

8.5             Notices.  All notices and other communications hereunder shall be in writing and delivered by hand or by first class registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Company:	DYNATRONICS CORPORATION
7030 Park Centre Drive
Salt Lake City, Utah 84121

With a copy	DURHAM JONES & PINEGAR
(which shall not	Attn: Kevin R. Pinegar, Esq.
constitute notice) to:	111 East Broadway, Suite 900
Salt Lake City, Utah 84111

If to the Executive:	Kelvyn H. Cullimore, Jr.
2143 Worchester Dr.
Cottonwood Heights, Utah 84121

Either party may from time to time designate a new address by notice given in accordance with this Section.

8.6             Counterpart Originals.  This Agreement may be executed in counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

8.7             Entire Agreement.  This Agreement forms the entire agreement between the parties hereto with respect to any severance payment and with respect to the subject matter contained in the Agreement.

8.8             Applicable Law. The provisions of this Agreement shall be interpreted and construed in accordance with the laws of the state of Utah, without regard to its choice of law principles.

8.9             Effect on Other Agreements.  This Agreement shall supersede entirely all prior agreements (including, without limitation, any existing employment agreement), promises and representations regarding employment by the Company and severance or other payments contingent upon termination of employment not referenced by this agreement.  Notwithstanding the foregoing, the Executive shall be entitled to any other severance plan applicable to other senior executives of the Company.

8.10           Extension or Renegotiation.  The parties hereto agree that at any time prior to the expiration of this Agreement, they may extend or renegotiate this Agreement upon mutually agreeable terms and conditions.

8.11           Compliance with Section 409A.  Company and the Executive intend that their exercise of authority or discretion under this Agreement shall comply with Section 409A. If when the Executive's employment terminates the Executive is a specified employee, as defined in Section 409A, and if any payments under this Agreement will result in additional tax or interest to the Executive because of section 409A, then despite any provision of this Agreement to the contrary the Executive shall not be entitled to the payments until the earliest of (x) the date that is at least six months after termination of the Executive's employment for reasons other than the Executive's death, (y) the date of the Executive's death, or (z) any earlier date that does not result in additional tax or interest to the Executive under Section 409A. As promptly as possible after the end of the period during which payments are delayed under this provision, the entire amount of the delayed payments shall be paid to the Executive in a single lump sum. If any provision of this Agreement does not satisfy the requirements of Section 409A, the provision shall nevertheless be applied in a manner that is consistent with those requirements. If any provision of this Agreement would subject the Executive to additional tax or interest under Section 409A, Company shall reform the provision. However, Company shall maintain to the maximum extent practicable the original intent of the applicable provision without subjecting the Executive to additional tax or interest, and Company shall not be required to incur any additional compensation expense as a result of the reformed provision. References in this Agreement to Section 409A include rules, regulations, and guidance of general application issued by the Department of the Treasury under Internal Revenue Code Section 409A.

[Signatures appear on the following page.]

IN WITNESS WHEREOF the parties have executed this Agreement on the date first written above.

DYNATRONICS CORPORATION,
a Utah corporation

By: /s/ Bob Cardon
Name: Bob Cardon
Title: VP Admin.

KELVYN H. CULLIMORE, JR.,
an individual

/s/ Kelvyn H. Cullimore, Jr.
Kelvyn H. Cullimore, Jr.

EXHIBIT A

Responsibilities and Authority of President and Chief Executive Officer (CEO)

•	Overall strategic planning, corporate direction and implementation of strategic plan.

•	General deployment of corporate assets

•	Hiring of Company officers and other employees

•	Establishment of incentive programs for Company officers and employees.

•	Approves capital expenditures for budget categories (as approved by the Board) or up to $25,000 if not included in annual budget.

•	Approval of major Company Policies and Procedures and exceptions to the same.

•	Interfaces with stock brokerages.

•	Approval of all corporate communications.

•	Assures compliance with all applicable laws and regulations (domestic/international) pertinent to the Company.

•	Review and Approval of all legal agreements to which the Company is a party.

•	Represents Company in strategic business transactions subject to the approval of the Board.

•	Management Team Chair.

•	Serves as Chairman of the Board of Directors.